EXHIBIT 10.9

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) dated as of December 11, 2006, is by and between Eagle Operating Inc. (“Seller”), whose address is P.O. Box 853, Kenmare, North Dakota 58746, a North Dakota corporation and Petro Resources Corporation, a Delaware corporation, whose address 5100 Westheimer, Suite 200, Houston, Texas 77056 (“Buyer”), relative to the “Properties”(as hereinafter defined).

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

Purchase and Sale. Seller agrees to sell and convey and Buyer agrees to purchase and pay for the Properties (with the exception of the Excluded Assets defined in 1.02 below) subject to the terms and conditions of this Agreement.

1.01
Properties. All of the following shall be referred to as the “Properties” (use of the term “Property” is intended to refer to one or more of the Properties, depending upon the context within which such term is used);

(a)
An undivided fifty percent (50%) of Seller’s right, title and interest in the oil and gas wells, saltwater disposal and water wells and injection wells (whether or not currently producing) (the “Wells”) and the lands upon which the Wells are located as described in Exhibit “A” hereto (“Lands”, together with a like share of Seller’s interest in and to (i) all leases, mineral interests, and other oil and gas properties (“Leases”) and all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the Lands that may be necessary, convenient or incidental to the possession and enjoyment of the Leases, (ii) all rights in respect of any pooled or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Leases being a part thereof, regardless of whether such production is from the Lands covered by the Lease(s), (iii) all rights, options, titles and interests within the Lands subject to the Leases irrespective of how earned, and (iv) all tenements, hereditaments and appurtenances belonging to any of the foregoing;

(b)
A like interest in and to all of the personal property, fixtures and improvements now or as of the Effective Time (as defined in Section 1.03 below) on the Lands associated with the Leases, appurtenant thereto or used in connection therewith or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto and all other appurtenances thereunto belonging, whether or not located on the Leases;

(c)
A like interest in and to all contracts and contractual rights, obligations and Properties, including all farmout agreements, farmin agreements, drilling contracts, operating agreements, unit agreements, sales contracts, saltwater disposal agreements, division orders and transfer orders and other contracts or agreements covering or affecting any or all of the Leases and/or Lands;

(d)	A like interest in and to all easements, licenses, authorizations, permits and similar rights and Properties applicable to, or pertinent to, the ownership and operation of the Wells;
(e)
A like interest in and to all oil, condensate, natural gas, natural gas liquids and all other minerals, whether similar or dissimilar in nature, produced on or after the Effective Time, together with all inventories, oil, gas and production in tanks, in storage below the pipeline connection in tanks or upstream of the sales meter (“line fill”) and inventory attributable to the Leases; and

(f)
A like interest in and to all files (originals or copies), records, documentation and data of Seller relating to (or evidencing) Seller’s ownership or rights in the Leases, Lands, production, rights-of-way or other rights and Properties described herein, including but not limited to lease files, land files, well files, accounting files, production sales agreements files, division order files, title opinions and abstracts, legal records, governmental filings, geological data, proprietary seismic data, non-proprietary seismic data where dissemination of such data does not violate the terms of any contracts, information and analysis, production reports, production logs, cores sample reports and maps as such data is assembled in the normal course of business.

(g)	A like interest in and to all geologic and geophysical interpretations related to the Properties including all maps and data of any kind.
(h)
Notwithstanding anything to the contrary contained herein, it is understood that Seller, its shareholders and/or affiliates may own fee surface in North Dakota and such fee surface ownership is excluded from the definition of “Lands” and not intended to be conveyed to Buyer.

(i)
Notwithstanding anything to the contrary contained herein, it is understood that Seller, its shareholders and/or affiliates may currently own royalty, mineral and overriding royalty interests in North Dakota and that it is not the intent to convey such interests to Buyers unless such interests are required, on any given Property, to make Seller’s net revenue interests equal to those net revenue interests set forth on Exhibit “A”.

1.02
Excluded Assets. As used herein, “Excluded Assets” means (a) all trade credits and all accounts, instruments and general intangibles attributable to the Properties with respect to any period of time prior to the Effective Time; (b) all claims and causes of action against Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Time, (ii) arising under or with respect to any contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets; (c) all rights and Properties of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any omissions or events, or damage to or destruction of property, occurring prior to the Effective Time; (d) all substances produced and sold from the Wells and Leases with respect to all periods prior to the Effective Time, together with all proceeds from or of such substances; (e) claims of Seller for refunds of or loss carry forwards to respect to (i) production or any other taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets; (f) all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties with respect to any periods prior to the Effective Time; (g) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Properties for any period prior to the Effective Time, or (ii) any Excluded Assets; (h) all personal computers and associated peripherals and all radio and telephone equipment; (i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of Seller that may be protected by an attorney-client privilege; (k) data that cannot be disclosed or assigned to Buyer as a result of confidentiality arrangements under agreements with persons unaffiliated with Seller; (l) all audit rights arising under any contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets; and (m) all (i) agreements and correspondence between Seller and its representatives and any affiliates thereof relating to the transactions contemplated in this Agreement, (ii) lists of prospective purchasers for transactions compiled by Seller or its representatives, (iii) bids submitted by other prospective purchasers of the Properties, (iv) analyses by Seller or its representatives of any bids submitted by any prospective purchaser, (v) correspondence between or among Seller or its representatives, or either of their respective representatives, and any prospective purchaser other than Buyer, and (vi) correspondence between Seller or its representatives, or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of its representatives or the transactions contemplated in this Agreement.

1.03	Effective Time. The purchase and sale of the Properties shall be effective for all purposes as January 1, 2007 at 7:00 a.m., local time at the location of the Properties (the “Effective Time”).

ARTICLE II

PURCHASE PRICE

2.01
Purchase Price. The consideration paid by seller for the Properties shall consist of (i) Ten Million Dollars ($10,000,000.00) in U.S. funds to be paid at closing, (ii) Ten Million Dollars ($10,000,000.00) worth of Buyer’s common stock (said stock will be subject to restrictions set forth pursuant to the Securities and Exchange Commission Rule 144); the number of shares to be issued shall be determined by dividing $10,000,000 by the average closing price of said stock for the five trading days immediately prior to closing, and (iii) Forty Five Million Dollars ($45,000,000.00) in project funding described in Article III below (the “Purchase Price”), which shall be adjusted as set forth in Section 2.02 below.

2.02	Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows and the resulting amount shall be referred to as the “Adjusted Purchase Price”;

(a)	The Purchase Price shall be adjusted upward as follows

(i)
The value of all oil and gas in storage or pipelines at the Effective Time above the pipeline connection or upstream of the sales meter which is credited to the Properties, such value to be the market value or, if applicable, the contract price in effect as of the Effective Time, less taxes and deductions by the purchaser;

(ii)
An amount equal to all prepaid expenses attributable to the Properties that are paid by Seller or any affiliate of Seller prior to the Closing Date (defined below) that inure to the benefit of Buyer and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including some income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceed there from;

(iii)	Any other amount agreed upon by Seller and Buyer.

(b)	The Purchase Price shall be adjusted downward by the following:

(i)
An amount equal to Seller’s pro rata share of any unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties prior to the Effective Time;

(ii)	An amount equal to the sum of all Title Defect and Environmental Defect adjustments as set forth in Articles 8.05 and 8.06 respectively;
(iii)	Any other amount agreed upon by Seller and Buyer.

2.03	Allocation of Purchase Price. Buyer and Seller mutually agree that the allocation of the Purchase Price to Properties is as set forth on Exhibit “B” hereto.

ARTICLE III

DEVELOPMENT PROGRAM FUNDING

3.01
As additional consideration, for a period not to exceed five (5) years from the Effective Time, Buyer agrees to provide $45,000,000 in total funding to cover 100% (proportionately reduced to the interest of Buyer and Seller in any given project) of the mutually agreed upon capital costs associated with creating secondary recovery units, drilling/converting wells to enhance secondary recovery operations encompassing the Properties; and in acquiring additional producing properties in North Dakota, acquiring undeveloped oil and gas leasehold and/or contractual rights to oil and gas leasehold, shooting/acquiring seismic data and drilling test wells, (“Other Projects”), collectively, (the “Development Program”).

3.02
It is the expressed intent of both Buyer and Seller to use the Development Program funding to create maximum value. The parties agree to initially allocate $30,000,000 to developing the Properties and $15,000,000 to Other Projects. These allocations may be changed from time to time by mutual agreement as results and opportunities may dictate.

3.03
All Properties included in the Development Program shall be owned 50% by Seller and 50% by Buyer. Any capital spent in excess of the amounts allocated for developing the Properties or in excess of the amounts allocated for Other Projects, as such allocations may exist from time to time, shall be borne 50% by Seller and 50% by Buyer.

3.04
Exhibit “C” hereto is a “Business Plan” which shall include a general description of projects to be undertaken, a timeline estimating when each project will be commenced, and a budget estimating the anticipated costs of each project. Regular meetings (at least quarterly) shall be held to create and approve the current Business Plan for each quarter and to adjust the allocation of Development Program capital as needed. Such meetings shall be held in the offices of Seller located in Kenmare, North Dakota, or at any other mutually acceptable location. The current Business Plan, in place at any given time, shall serve as authorization for Seller to perform the projects identified prior to the next regular meeting. It is not the intent of this agreement to require Seller to obtain expenditure approval for individual projects that are previously agreed to and included in the current Business Plan.

3.05
If Buyer elects not to fund any project which involves the Properties and which is set forth in the Business Plan as attached hereto or included in the current Business Plan as amended at a later date, then the Buyer shall reassign all of its right, title and interest in the applicable Properties to Seller unencumbered by any mortgages, liens or lease burdens in excess of those in place at Closing, and Seller shall refund the allocated purchase price associated with the applicable Properties, plus 50% of any capital expended, and allocate the future Development Program capital obligation for these Properties to the Other Projects account. In the event Buyer elects not to fund any project which involves the Properties, Seller shall have the option to rescind the associated proposed project and in such case(s) Seller shall have no obligation to purchase the interest of Buyer and the Parties will continue to own and operate the properties as they have in the past. All revenue less operating expenses received by Buyer on the applicable Properties prior to the relinquishment of interest shall be subtracted from the refund amount. Valuation of the stock consideration attributable to the relinquished property shall be calculated in a manner identical to that set forth in Article 8.05(f).

3.06
As it relates to capital expenditures on Other Projects, the parties agree that (i) if Buyer has participated in every project proposed by Seller during the aforementioned five (5) year term then all unspent funds shall be the sole property of Buyer; (ii) if Buyer has not participated in every project proposed by Seller, and there are funds allocated to Other Projects, this provision shall be extended by two years and Seller shall be obligated during that two year term to present a sufficient number of projects to spend at least three times the amount of the unspent funds. If at the end of the extended term there remain unspent funds, said funds shall be owned 50% by Seller and 50% by Buyer.

3.07
Either Buyer or Seller may request that the ongoing Development Program be halted to evaluate performance. The ongoing Development Program will be halted pending the necessary evaluation by the parties and third party experts (to the extent necessary) to determine its viability and possible remediation thereof. The parties will mutually agree on a course of action which may include, but is not limited to, remediation efforts, alternative water flood designs, additional drilling, deferral of capital spending, or redirection of capital into other projects.

3.08
Nothing herein shall limit either Buyer or Seller from conveying portions of their interests in any or all of the Properties to third parties or from encumbering any of the Properties with mortgages or liens. In the event Buyer encumbers any of the Properties with mortgages or liens, Buyer shall have the holder of said mortgage execute a ratification of this Agreement which includes language which provides for the holder of said mortgages or liens to release said mortgages or liens as to any Properties reassigned pursuant to Article 3.05.

3.09
It is agreed and understood that the $45,000,000 shall not be used to pay routine operating, repair, maintenance and overhead costs associated with the Properties. By way of example “routine operating, repair, maintenance and overhead costs” shall include, but not be limited to, pumper’s expense, overhead and administrative costs, utilities, road and site maintenance, and chemicals. Capital costs to be funded by the aforementioned $45,000,000 shall include, but not be limited to, non-routine repairs to wells and changes in equipment in excess of $10,000 that are required to advance the enhancement of oil recovery (i.e. replacing cavity pumps in source water wells, changing out pumping units to maximize efficiency, etc.).

3.10
During the period between the execution of that certain “Binding Letter of Intent” dated October 11, 2006 and the Closing date, all capital costs associated with creating secondary recovery units encompassing the Properties, including, but not limited to the costs associated with drilling and/or converting wells to enhance secondary recovery operations relating to the Properties, shall be reimbursed to Seller from the $45,000,000 in funding provided by Buyer pursuant to this Article III. Seller shall not undertake any acts or incur any expenses which it would not otherwise take to develop the Properties in the absence of this agreement. Reimbursement shall be due Seller only if the transaction contemplated herein closes, and shall be payable within 30 days of submission by Seller to Buyer of documentation sufficient to identify and justify such costs as related to the development of the Properties. In the event that the transaction does not close due to failure of any of the conditions in Article 9.03 of this Agreement, Buyer shall have no obligation to reimburse Seller for any costs incurred by Seller in developing the Properties. During the period between the execution of this Agreement and the Closing date, Seller shall consult with Buyer on any expenditure in excess of $100,000.

3.11
Seller is currently involved in exploration and development activities on properties which are identified on Exhibit “D” hereto. Seller and Buyer agree to establish an Area of Mutual Interest (“AMI”) consisting of the State of North Dakota less and except the properties identified on Exhibit “D”. For a period of three years from the Effective Time hereof, Seller will offer Buyer the opportunity to include any Prospects identified by Seller within the AMI in the Development Program. Buyer shall have no obligation to include any given Prospect in the Development Program. Prospect shall be defined as any project involving the acquisition of seismic data, leasehold, farmins, mineral interests, producing properties, third party generated deals; and/or drilling of wells.

ARTICLE IV

OPERATIONS

4.01	All operations on Properties which have not been unitized as of the Effective Time shall be governed by a joint operating agreement identical in form to that attached hereto as Exhibit “E”.

4.02	All operations on Properties which have been unitized as of the Effective Time shall be governed by their respective applicable unit operating agreement(s) as set forth in Exhibit “F” attached hereto.

4.03
Seller represents that, for the twelve months prior to the execution of this Agreement, routine operating costs for the Properties have averaged $1,800/well/month. It is reasonable, going forward, for Buyer to experience operating costs at this level with increases consistent with standard industry inflation. For the purpose of this Agreement, routine operating costs shall be defined to mean producing well overhead, insurance, pumper costs, utilities and chemicals.

ARTICLE V

PRODUCTION FLOOR

5.01
Seller agrees that for a period of thirty-six months from the Effective Time (as defined in Article 1.04), Buyer shall be guaranteed by Seller that Buyer’s share of monthly production (net to Buyer’s interest) will be at least 300 barrels of oil multiplied by the number of days in a given month (“Production Floor”). In the event the gross production from the Properties is not sufficient such that Buyer’s net share of production for any month is not at least equal to the Production Floor, Seller shall pay to Buyer, in cash, an amount equal to the difference between the Production Floor and the actual net barrels to Buyer’s interest multiplied by the average price of crude paid for the oil production from the Properties for that month (“Production Floor Payment”). The aggregate of Production Floor Payments paid by Seller less Production Floor Reimbursements (as defined later in this Section) paid by Buyer shall be defined as (“Production Floor Payment Balance”). The Production Floor Payment Balance can be either zero ($0.00) or a positive dollar amount.

During this term and in the event Production Floor Payment balances exist, Seller shall be entitled to recover a portion of the Production Floor Payment balances from Buyer during any month in which Buyer’s net share of oil production exceeds the Production Floor. Buyer shall pay Seller, in cash, an amount equal to Buyer’s net barrels in excess of the Production Floor multiplied by the average price of crude paid for the oil production from the Properties for the month(s) in which Buyer’s net share of oil production exceeds the Production Floor (“Production Floor Reimbursement”). It is the intent hereof that if the value of the Production Floor Balance is, by way of example, $5,000, and Buyer’s Production Floor Reimbursement calculation is larger than $5,000, the Production Floor Reimbursement payment to Seller shall equal $5,000.

5.02	Reconciliation shall occur on a monthly basis.

5.03	At the end of the thirty-six month term of this provision Buyer shall be obligated to settle any outstanding Production Floor Payment balances in cash.

5.04	Exhibit “H” is attached hereto to demonstrate the mechanics of this provision.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.01	Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)	Seller is a North Dakota corporation duly organized, validly existing and in good standing under the laws of its state of organization, and is duly qualified to conduct business in North Dakota.
(b)
Seller has the requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to sell the Properties on the terms described in this Agreement and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller’s governing documents, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

(c)	The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.
(d)
This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal and valid obligations of Seller.

(e)
Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(f)
No claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, investigation, administrative proceeding, civil, criminal or other action, suit or other legal proceeding is pending or, to the best of Seller’s knowledge, threatened, against Seller relating to, resulting from or affecting the ownership or operation of the Properties. No notice from any governmental authority or any other person (including employees) has been received by Seller as to any claim, demand, filing, hearing, notice of violation, proceeding, notice or demand letter, relating to, resulting from or affecting the ownership or operation of the Properties, claiming any violation of any law, statute, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources or claiming any breach of contract or agreement with any third party.

(g)
To the best of Seller’s knowledge, there are no wells located on the Properties that (i) Seller is currently obligated by law or contract to presently plug and abandon; or (ii) have been plugged and abandoned but have not been plugged in accordance in all material respects with all applicable requirements of each regulatory authority having jurisdiction over the Properties, including, but not limited to, the North Dakota Industrial Commission, Oil and Gas Division.

(h)
To the best of Seller’s knowledge, Seller has paid its share of all costs payable by it under the Leases. To the best of Seller’s knowledge, all royalties, rentals, and other payments due under the Leases have been properly and timely paid. To the best of Seller’s knowledge, neither Seller nor any other party is under default under any Lease, and to the best of Seller’s knowledge, all Leases associated with the properties identified on Exhibit “A” are valid and subsisting oil and gas leases and are currently in full force and effect.

(i)
To the best of Seller’s knowledge, Seller is in compliance with all licenses, permits, contracts and agreements relating to the Properties. To the best of Seller’s knowledge, Seller is in compliance with all laws, rules and regulations of federal, state or local entities, which have jurisdiction over Seller, or the Properties to be sold hereunder, including but not limited to all environmental regulations and laws. To the best of its knowledge, Seller has been and is in material compliance under all environmental laws.

(j)	Seller represents that there are no requisite third-party consents to assign or third-party waivers required in association with the Properties.
(k)
Seller represents and warrants that Seller’s working and net revenue interests in the Properties are as set forth on Exhibit “A” attached hereto and that the Properties are not subject to any reversionary interests, production payments or other contractual arrangements which could result in a change of the interests set forth on Exhibit “A”. This warranty of title shall remain in effect until such time as sufficient title work, such as that required for unitization of the Properties, is completed. In the event the working and net revenue interests in any of the Properties are not as set forth on Exhibit “A”, Buyer or Seller will be required to pay the other party an amount equal to the amount determined using the guidelines set forth in Article VIII. In no event shall the warranty of title provided for herein remain in effect beyond January 1, 2010.

(l)
Seller represents that, for the twelve months prior to the execution of this Agreement, routine operating costs for the Properties have averaged $1,800/well/month. It is reasonable, going forward, for Buyer to experience operating costs at this level with increases consistent with standard industry inflation. For the purpose of this Agreement, routine operating costs shall be defined to mean producing well overhead, insurance, pumper costs, utilities and chemicals.

6.02	Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)
Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified to conduct business in the State of North Dakota.

(b)
Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer’s governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(c)	The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.
(d)
This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal and valid obligations of Buyer.

(e)	Buyer has incurred finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have no responsibility whatsoever.
(f)
Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer is acquiring the Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. *77a et seq., and any other rules regulations and laws pertaining to the distribution of securities.

(g)
Buyer shall have arranged by the Closing Date to have available sufficient funds to enable the payment to Seller by wire transfer the Adjusted Purchase Price in accordance with Article 2 hereof and to otherwise perform Buyer’s obligations under this Agreement.

ARTICLE VII

COVENANTS

7.01
Covenants of Seller. Seller covenants and agrees with Buyer that from the effective date hereof to the Closing Date, except (i) as provided herein, (ii) as required by any obligation, agreement, lease, contract or instrument affecting the Properties, or (iii) as otherwise consented to in writing by Buyer, Seller shall:

(a)
Give Buyer and its representatives access to and the right to copy, at Buyer’s expense, all nonproprietary information in its possession relating to the Properties which shall include, without limitation, title opinions, abstracts of title, land records, accounting records, production records, operating expense records, engineering, geological and geophysical data, development plans and permits, and any other information of whatsoever kind relating to the production and operation of the Properties. All such information shall be open to inspection and photocopying at Seller’s offices at any reasonable time during the term of this Agreement, but until subsequent to the Closing shall remain confidential and shall not be disclosed to any third party other than Buyer’s employees and agents. Buyer’s right to copy and have access to the information set forth above shall remain for as long as Buyer owns an interest in the Properties.

(b)
Until the Closing Date, Seller (i) will operate its business in the ordinary course, (ii) will not, without prior written consent of Buyer, which consent shall not be unreasonably withheld, commit to any operation, or services of related operations, reasonably anticipated by Seller to require future capital expenditures by Seller in excess of One Hundred Thousand Dollars ($100,000), or to terminate, materially amend, execute or extend any material agreements affecting the Properties, (iii) will maintain general insurance coverage on the Properties presently furnished by nonaffiliated third parties in the amounts of the types presently in force, (iv) will use commercially reasonable efforts to maintain in full force and effect all Leases, (v) will maintain all material governmental permits and approvals affecting the Properties, (vi) will not transfer, farmout, sell, hypothecate, encumber or otherwise dispose of any material interest except for sales and dispositions of oil and gas production and equipment made in the ordinary course of business consistent with past practices, (vii) will not enter into, assign, terminate or amend, in any material respect, any contract or other agreement by which the Properties are bound, and (viii) will not commit to do any of the foregoing.

(c)
Take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Properties and the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material organization, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

(d)	Cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing Date.
(e)
Notify Buyer (i) if any representation or warranty of Seller contained in this Agreement is discovered to be or becomes untrue, or (ii) if Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

7.02
Covenants of Buyer. Buyer covenants and agrees with Seller that from the effective date hereof to the Closing Date, except (i) as provided herein , or (ii) as otherwise consented to in writing by Seller, Buyer shall:

(a)
Take or cause to be taken all such action as may be necessary or advisable to consummate and make effective the purchase of the Properties and the transactions contemplated by this Agreement and to assure that as of the Closing Date it will not be under any material organizational, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

(b)	Cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date.
(c)
Promptly notify Seller (i) if any representation or warranty of Buyer contained in this Agreement is discovered to be or become untrue, or (ii) if Buyer fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Buyer will be unable to perform or comply with any covenant or agreement contained in this Agreement.

ARTICLE VIII

TITLE MATTERS, ENVIRONMENTAL MATTERS,
CASUALTY LOSS AND ABANDONMENT

8.01
Seller’s Title. Seller represents to Buyer that Seller’s title to the Properties as of the Effective Time is (and as of the Closing shall be) “Marketable Title” as defined in Section 8.02 herein below.

8.02	Definition of Marketable Title. As used in this Agreement, the term “Marketable Title” shall mean, as to each of the Properties, that the title acquired by Buyer:

(a)
Will entitle Buyer to receive not less than the Net Revenue Interests set forth in Exhibit “A” to this Agreement and a like share of all hydrocarbons produced, saved and marketed from the Properties throughout the productive life thereof except for any reduction, suspension on termination caused by Permitted Encumbrances.

(b)
Will obligate Buyer to bear not more than that percentage of the costs and expenses related to the maintenance and development of and operations of the Working Interests as set forth on Exhibit “A” and a like share attributable thereto through the productive life thereof except for any increase caused by Permitted Encumbrances.

(c)	Is free and clear of all liens, security interests, encumbrances, burdens and claims of any kind, by through or under Seller, but not otherwise, except for Permitted Encumbrances.

8.03	Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” shall mean:

(a)	Lessor’s royalties, overriding royalties, reversionary interests and similar burdens, whether recorded or unrecorded, that do not operate to reduce the Net Revenue Interests set forth in Exhibit “A”.
(b)	Division orders and sales contracts terminable without penalty upon no more than thirty (30) days’ notice to the purchaser.
(c)	Encumbrances relating to the Properties that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry.
(d)
Encumbrances relating to the Properties securing payments to mechanics and materialmen and encumbrances securing payment of taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business.

(e)
All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or Properties therein if they are customarily obtained subsequent to the sale or conveyance.

(f)
Conventional rights of reassignment obligating Seller to reassign its interest in any portion of the Properties to a third party in the event it intends to release or abandon such Properties prior to the expiration of the primary term or other termination of such Properties.

(g)
Easements, rights of way, servitudes, permits, surface leases, surface use restrictions and other surface uses and impediments on, over or in respect to any of the Properties that do not, taken as a whole, materially interfere with the operation, value or use of the Properties.

(h)
All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority.

(i)	Such Title Defects of which Buyer shall fail to deliver notice to Seller in writing as provided in Article 8.05(b) below.

8.04	Definition of Title Defect. As used in this Agreement the term “Title Defect” shall mean any defect which renders title to a Property less than Marketable Title.

8.05	Title Procedure.

(a)
As used herein, “Title Defect Amount” means, with respect to any reduction or increase of the Net Revenue Interest set forth on Exhibit “A” hereto, an amount calculated by multiplying the reduction or increase in the Net Revenue Interest by the Allocated Value for the affected Property.

(b)
If Buyer discovers any Title Defect, Buyer shall give Seller notice of such Title Defect as soon as reasonably practicable after said defect is discovered but in no event later than three (3) days prior to the Closing Date. Such notice shall be in writing and shall include (i) a description of the Title Defect and (ii) the Title Defect Amount therefore. Buyer shall be deemed to have waived all Title Defects of which Buyer has not given timely notice to Seller thereof.

(c)
Seller shall notify Buyer in writing not later than one (1) day prior to the Closing Date whether Seller elects to cure the alleged Title Defect. If Seller has elected to cure the Title Defect, then the Property subject to the Title Defect shall not be assigned at the Closing and Seller shall use commercially reasonable efforts to cure such Title Defect during a period ending sixty (60) days after Closing. Notwithstanding the foregoing, Seller shall be under no obligation to cure any Title Defect unless Seller otherwise expressly agrees in writing to cure such Title Defect.

(d)
With respect to any Title Defect that Seller elects not to cure, Seller and Buyer shall mutually agree to transfer the Property subject to such Title Defect to Buyer and the Purchase Price shall be reduced by the Title Defect Amount. If the aggregate of all adjustments to the Purchase Price for Title Defects is less that five percent (5%), then no adjustment shall apply.

(e)
Seller and Buyer acknowledge that, due to the age of the Properties and the complexity of title, it may not be possible for Buyer to review title to all of the Properties prior to closing. Buyer shall use its best efforts to complete all title work in a timely manner; however, as to any and all Properties on which Buyer has not approved title prior to Closing, the warranty of title provided for in Article 6.01(k) shall survive the Closing and remain in full force and effect.

(f)
Partial consideration for this transaction consists of the common stock of the Buyer and Development Program Funding. With respect to calculating the Title Defect Value prior to closing, both the amount of stock tendered and the amount of Development Program Funding shall be reduced proportionately. In calculating the Title Defect Value after closing, the amount of Development Program Funding shall be reduced proportionately and a cash amount equal to the appropriate number of shares of stock, valued as set forth in Article 2.01, shall be paid to reconcile the Title Defect Amount.

8.06	Environmental Procedure.

(a)
Prior to the Closing Date, Buyer may conduct a field inspection of the Properties and Buyer may further secure, at its sole risk, cost and expense, an environmental audit of all or any of the Properties. At Buyer’s request, Seller will make arrangements with the operator of the Properties for Buyer, or Buyer’s representatives, to conduct the inspection or audit. If obtained, Buyers shall immediately furnish a copy of such environmental audit to Seller and the contents of such environmental audit shall remain confidential unless required to be disclosed by any rule, order or governmental proceeding.

(b)
As used herein, Environmental Defect shall mean any material environmental defect relating to the Properties in the nature of environmental pollution or contamination, including pollution of the soil, ground water or the air; underground injection activities and waste disposal on site or offsite; failure to comply with applicable land use, surface disturbance, licensing or notification requirements; or violations of environmental or land use rules, regulations, demands or orders of appropriate state or federal regulatory agencies.

(c)
As used herein, Environmental Defect Amount means the cost to remediate such Environmental Defect in accordance with applicable environmental laws. Notwithstanding the foregoing, if the aggregate of all adjustments to the Purchase Price for Environmental Defects is less that five percent (5%), then no adjustment shall apply. However, if the aggregate of all adjustments to the Purchase Price for Environmental Defects exceeds five percent (5%), then the entire amount of the Environmental Defects shall apply without the five percent (5%) deductible.

(d)
If Buyer discovers any Environmental Defect, Buyer shall give Seller notice of such Environmental Defect as soon as reasonably practicable after said defect is discovered but in no event later than three (3) days prior to the Closing Date. Such notice shall be in writing and shall include (i) a description of the Environmental Defect and (ii) the Environmental Defect Amount therefore. Buyer shall be deemed to have waived all Environmental Defects of which Buyer has not given timely notice to Seller thereof.

(e)
Seller shall notify Buyer in writing not later than one (1) day prior to the Closing Date whether Seller elects to cure the alleged Environmental Defect. If Seller has elected to cure the Environmental Defect, then the Properties subject to the Environmental Defect shall not be assigned at the Closing and Seller shall use commercially reasonable efforts to cure such Environmental Defect during a period ending one hundred eighty (180) days after Closing. Notwithstanding the foregoing, Seller shall be under no obligation to cure any Environmental Defect unless Seller otherwise expressly aggress in writing to cure such Environmental Defect.

(f)
With respect to any Environmental Defect that Seller elects not to cure, Seller and Buyer shall mutually agree to either (i) exclude the Properties, including pipelines and other personal property necessary to operate the particular Properties subject to the Environmental Defect, in which event the Purchase Price shall be reduced by the Environmental Defect Amount; or (ii) transfer the Properties subject to the Environmental Defect to Buyer and the Purchase Price shall be reduced by the Environmental Defect Amount.

(g)
Notwithstanding any terms contained in this Agreement to the contrary, in the event the aggregate amount of the Environmental Defects and the Title Defects set forth in Section 8.05 hereinabove which Seller does not timely agree to cure exceeds twenty percent (20%) of the Purchase Price, either Seller or Buyer may elect to terminate this Agreement.

8.07
Casualty Loss. If, subsequent to the effective date of this Agreement but prior to the Closing Date, all or any portion of the Properties shall be destroyed by fire or other casualty, or if any portion of the Properties shall be taken in condemnation or under the right of eminent domain or if proceedings for such purpose shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction or taking, and Seller shall at Closing pay to Buyer 50% of the sums paid to Seller by reason of such destruction or taking, In addition, Seller shall assign, transfer and set over unto Buyer 50% of the right, title and interest of Seller in and to any unpaid awards or other payments arising out of such destruction or taking. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of such destruction or taking without first obtaining the written consent of Buyer.

8.08
Plugging and Abandonment. Upon Closing, Buyer shall assume Buyer’s proportionate share of Seller’s plugging, replugging, abandonment, removal, disposal and restoration obligations associated with the Properties acquired hereunder. Such obligations being assumed shall include, but not be limited to, all necessary and proper plugging and abandonment and/or removal and disposal of all the Wells, whether pre-existing or drilled by Seller, and all structures, personal property and equipment located on or associated with the Leases listed on Exhibit “A”, the necessary and proper capping and burying of all associated flow lines, and any necessary disposal of naturally occurring radioactive material (NORM) or asbestos. All plugging, replugging, abandonment, removal, disposal and restoration operations shall be in compliance with applicable laws and regulations and conducted in a good and workmanlike manner.

8.09
Disclaimer of Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT (OR IN THE ASSIGMENT TO BE EXECTUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. SUBJECT TO THE FOREGOING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICUAL PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATIONS WHATSOEVER. BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME “AS IS, WHERE IS”. WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHEWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, PRICING ASSUMPTIONS OF QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES, THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, OR BY SELLER’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW. NOTWITHSTANDING THE FORGOING, THE WARRANTY OF TITLE PROVIDED FOR IN ARTICLE 6.01(K) IS EXPRESSLY EXCLUDED FROM THIS ARTICLE 8.09 AND SHALL REMAIN IN FULL FORCE AND EFFECT.

ARTICLE IX

CONDITIONS TO CLOSING

9.01
Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Seller, of the condition that all representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

9.02
Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Buyer, of the condition that all representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

9.03	General Conditions of Closing. Without mutual agreement of the parties, closing shall not occur and the parties shall have no further obligation to one and other if all of the following do not occur:

(a)	Buyer’s independent engineer’s confirmation of the reserves, production numbers, and operating expenses provided by Seller.
(b)	Buyer successfully secures at least $60,000,000 in financing prior to Closing.
(c)	Buyer has provided Seller with evidence, acceptable to Seller, that Buyer has secured at least $60,000,000 in financing prior to Closing.
(d)	Approval of the transaction contemplated by this Agreement by Buyer’s board of directors.
(e)	Approval of the transaction contemplated by this Agreement by Seller’s board of directors.

Each party for whose benefit each of the conditions enumerated above has been imposed shall provide the other party written notice that the specific condition has been met, has failed, or has been waived; such condition shall be deemed to have been waived by the party for whose benefit the condition was imposed. In the event that any of the conditions set forth above fail, the Agreement of the parties shall terminate, and neither party shall have any further obligation to the other under the terms of this Agreement.

ARTICLE X

CLOSING

10.01
Date of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held on or before December 31, 2006. Said date shall be referred to as the “Closing Date”.

10.02	Place of Closing. The Closing shall be held at the offices of Seller, or at such other place as Buyer and Seller may agree upon in writing.

10.03	Closing Obligations. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)
Seller shall execute, acknowledge and deliver (in sufficient counterparts to facilitate recording) the Assignment, Conveyance and Bill of Sale (“Assignment”) conveying the Properties to Buyer in substantially the form attached as Exhibit “I” hereto. As appropriate, Seller shall also execute, acknowledge and deliver separate assignments of the Properties on officially approved forms, in sufficient counterparts, to satisfy applicable statutory and regulatory requirements.

(b)
Seller and Buyer shall execute a settlement statement (the “Preliminary Settlement Statement”) prepared by Seller that shall set forth the Preliminary Amount (as hereinafter defined) and each adjustment and the calculations of such adjustments used to determine such amount. The term “Preliminary Amount” shall mean the Purchase Price adjusted as provided in Article II using for such adjustments the best information then available.

(c)	Buyer shall deliver to Seller a cashier’s check or wire transfer for the Preliminary Amount.
(d)	Buyer shall deliver to Seller the number of shares of Buyers common stock provided for in Article 2.01 herein.
(e)
Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment of proceeds attributable to production from the Properties after the Effective Time to Buyer.

ARTICLE XI

POSTS-CLOSING OBLIGATIONS

11.01
Post-Closing Adjustments. After the Closing, Seller shall make available to Buyer all accounting records necessary for Seller to prepare, in accordance with this Agreement, a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment not later than ninety (90) days after the Closing. If such post-closing adjustment has not been agreed to within ninety (90) days after the Closing, either party may seek to enforce any rights it claims hereunder. The date upon which such agreement is reached or upon which the Adjusted Purchase Price is established, shall be referred to as the “Final Settlement Date.” In the event that (i) the Adjusted Purchase Price is more than the Preliminary Amount, Buyer shall deliver to Seller or to Seller’s account the amount of such difference in immediately available funds, or (ii) the Adjusted Purchase Price is less than the Preliminary Account, Seller shall deliver to Buyer or to Buyer’s account the amount of such difference in immediately available funds. Payment by Buyer or Seller shall be made within five (5) days of the Final Settlement Date. To the extent not accounted for in the computation of the Adjusted Purchase Price, all uncollected accounts receivable attributable to the Properties on or after the Effective Time shall be assigned to Buyer.

11.02
Sales Taxes and Recording Fees. Buyer shall pay all sales taxes occasioned by the sale of the Properties. Seller will determine, with Buyer’s assistance, what sales tax, if any, is due in connection with the sale of the Properties. Buyer shall pay all documentary, filing and recording fees required in connection with the filing and recording of all assignments.

11.03
Further Assurances. Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered those instruments and take such other actions as may be necessary or advisable necessary to carry out their respective obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

11.04	Survival. The representations, warranties, covenants, agreements and indemnities contained in this Agreement shall survive Closing without limitation.

ARTICLE XII

TERMINATION OF AGREEMENT

12.01	Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)	By Buyer if any condition set forth in Article 9.03 above shall not be satisfied on or before the Closing.
(b)	By Seller if any condition set forth in Article 9.03 above shall not be satisfied on or before the Closing.
(c)	By the mutual written agreement of Buyer and Seller.

12.02	Return of Information. If this Agreement is terminated, Buyer shall return to Seller all information and material delivered to Buyer by Seller pursuant to the terms of this Agreement.

12.03
Liabilities upon Termination. If this Agreement is terminated for any reason or is breached, nothing contained herein shall be construed to limit Seller’s or Buyer’s legal or equitable remedies including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.01
Like Kind Exchange. The parties shall each have the option to complete all or a portion of the sale and purchase of the Properties as part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. The parties agree to cooperate in documenting and completing such exchange, including, without limitation, consenting to an assignment of all or a portion of a party’s rights, title, interest, duties, or obligation under this Agreement to a third party accommodator or Qualified Intermediary (as such term is defined in Section 1031). Notwithstanding the foregoing, Buyer shall take title to the Properties directly from Seller pursuant to the Assignment and shall pay to Seller the Purchase Price therefore, and each party shall remain liable for its obligations to the other party hereunder.

13.02
Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

13.03	Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be effective when received by mail, facsimile or hand delivery as follows:

    If to Seller:    Robert Mau
                                           President
                                           Eagle Operating Inc.
                                           P.O. Box 853
                                           11 West Division Street, Suite 201
                                           Kenmare, North Dakota 58746
                                           Facsimile: (701) 385-4246

             If to Buyer:          Wayne P. Hall
                                                                           Chairman and Chief Executive Officer
                                                                           Petro Resources Corporation
                                                                           5100 Westheimer, Suite 200
                                                                           Houston, Texas 77056
                                                                           Facsimile: (713) 968-9283

         Either party may, by written notice so delivered to the other, change the address to which notice shall thereafter be made.

13.04
Amendment. This Agreement may not be altered or amended, nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any other term, provision or condition of this Agreement.

13.05
Assignment. Neither Seller nor Buyer may assign any portion of its rights or delegate any portion of its duties or obligations under this Agreement without the prior written consent of the other party.

13.06
Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or regulations of any governmental agency, neither Buyer nor Seller shall issue any such press release or make any other announcement without the prior written consent of the other party.

13.07
Generality of Provisions. The specificity of any representation, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any exhibit, document, certificate or other instrument delivered pursuant hereto, shall in no way limit the generality of any other representation, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any exhibit, document, certificate or other instrument delivered pursuant hereto.

13.08
Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

13.09
Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts and shall be binding upon each party executing same whether or not executed by all parties. Each of the counterparts shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

13.10
References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate or other entity. As used in this Agreement, “affiliate” of a person shall mean any partnership, joint venture, corporation or other entity in which such person has an interest or which controls, is controlled by or is under common control of such person.

13.11	Governing Law. This Agreement, and the transactions contemplated hereby, shall be construed in accordance with, and governed by, the laws of the State of North Dakota.

13.12
Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions and prior agreements and understanding relating to such subject matter. No material representation, warranty, covenant, agreement, promise, inducement or statement, whether oral or written, has been made by Seller or Buyer and relied upon by the other that is not set forth in this Agreement or in the instruments referred to herein, and neither Seller nor Buyer shall be bound by or liable for any alleged representation, warranty, covenant, agreement, promise, inducement or statement not so set forth.

13.13
Severability. If any term or provisions of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

13.14
Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

EXECUTED as of the date first above mentioned.

Eagle Operating Inc.

By: /s/ Robert Mau
Robert Mau, President

Petro Resources Corporation

By: /s/ Wayne P. Hall
Wayne P. Hall, Chairman and Chief Executive Officer